Exhibit 10.4

AMENDED AND RESTATED
DIRECTOR DEFERRED COMPENSATION MASTER AGREEMENT

This Director Deferred Compensation Master Agreement (the “Agreement”), originally effective as of the 1st day of November, 1993, is hereby amended and restated effective January 1, 2005 and formalizes the understanding by and between RIVER VALLEY FINANCIAL BANK (formerly known as MADISON FIRST FEDERAL SAVINGS & LOAN ASSOCIATION) (the “Bank”), a federally chartered savings and loan, and certain eligible Directors, hereinafter referred to as “Director”, who shall be approved by the Bank to participate and who shall elect to become a party to this Amended and Restated Director Deferred Compensation Master Agreement by execution of a Director Deferred Compensation Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

WITNESSETH:

WHEREAS, the Directors serve the Bank as members of the Board; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Directors and wishes to encourage continued service of each; and

WHEREAS, the Bank values the efforts, abilities and accomplishments of such Directors and recognizes that the Directors’ services will substantially contribute to its continued growth and profits in the future; and

WHEREAS, these Directors wish to defer a certain portion of their fees to be earned in the future; and

WHEREAS, the Directors and the Bank desire to formalize the terms and conditions upon which the Bank shall pay such deferred compensation to the Directors or their designated beneficiaries; and

WHEREAS, the Bank has been advised by legal counsel of the need to amend the Agreement effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Bank has amended and restated this Director Deferred Compensation Master Agreement which controls all issues relating to the Deferred Compensation Benefit as described herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to the following terms and conditions:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Bank” means RIVER VALLEY FINANCIAL BANK (formerly known as MADISON FIRST FEDERAL SAVINGS & LOAN ASSOCIATION) and any successor thereto.

1.2
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Director’s Joinder Agreement to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.3	“Benefit Age” shall be the birthday on which the Director becomes eligible to receive benefits under the Plan. Such birthday shall be designated in the Director’s Joinder Agreement.

1.4
“Benefit Eligibility Date” shall be the date on which a Director is entitled to receive his Deferred Compensation Benefit. It shall be the 1st day of the month coincident with or next following the month in which the Director attains the Benefit Age designated in his Joinder Agreement.

1.5
“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.6	“Children” means the Director’s children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.7
“Deferral Period” means the period of months designated in the Director’s Joinder Agreement during which the Director shall defer current Board fees. The Deferral Period shall commence on the date designated in the Director’s Joinder Agreement.

1.8
“Deferred Compensation Benefit” means the annuitized value of the Director’s Elective Contribution Account, measured as of the Director’s Benefit Age, payable in monthly installments throughout the Payout Period and commencing on the Director’s Benefit Eligibility Date.

1.9	“Disability Benefit” means the benefit annuity payable to the Director following a determination in accordance with Subsection 4.2, that he is disabled as provided in that Subsection.

1.10	“Effective Date” of this Agreement shall be November 1, 1993. The Effective Date of the amendment and restatement of the Agreement is January 1, 2005.

1.11	“Elective Contribution” shall refer to any bookkeeping entry required to record a Director’s voluntary monthly pre-tax deferral which shall be made in accordance with the Director’s Joinder Agreement.

1.12
“Elective Contribution Account” shall be represented by the bookkeeping entries required to record a Director’s Elective Contributions plus accrued interest, equal to the Interest Factor, earned to date on such amounts. However, neither the existence of such bookkeeping entries nor the Elective Contribution Account itself shall be deemed to create either a trust of any kind, or a fiduciary relationship between the Bank and the Director or any Beneficiary.

1.13	“Estate” means the estate of the Director.

1.14
“Financial Hardship” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

1.15
“Financial Hardship Benefit” means a withdrawal or withdrawals of an amount or amounts attributable to a Financial Hardship; provided, however that, consistent with regulations of the Internal Revenue Service, amounts distributed with respect to a Financial Hardship may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution of benefits after taking into account the extent to which such Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of such assets would not itself cause a Financial Hardship).

1.16	“Interest Factor” means monthly compounding at Ten Percent (10%) per annum.

1.17
“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing on the first day of the month coincident with or next following the occurrence of the event which triggers distribution and continuing for a period of months, as designated in the Director’s Joinder Agreement.

1.18
“Projected Deferral” is an estimate, determined upon execution of a Joinder Agreement, of the total amount to be deferred by the Director during his Deferral Period, and so designated in the Director’s Joinder Agreement.

1.19	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

1.20
“Survivor’s Benefit” means an annuity stream payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Joinder Agreement, and subject to Subsections 4.3 and 5.1 (or 5.2).

1.21
“Joinder Agreement” shall mean an agreement in the form of Exhibit A hereto which shall be completed and signed as of the Effective Date or, as to Directors who elect to participate in this Agreement after the Effective Date, by completing and signing such Joinder Agreement no later than the December 31st preceding the January 1st as of which the deferral of fees hereunder shall be effective.  A director may change the amount of fees deferred hereunder provided such change is made before the end of the year prior to the year in which the revised deferral is to be effective.  Changes in the Payout Period and Benefit Age must be in writing, at least twelve (12) months prior to the date of the first scheduled payment and shall not be effective earlier than twelve (12) months after the modification is made.  In addition, such modification shall extend the deferral period for a period of at least five additional years from the date the distribution was scheduled to begin prior to such change.

1.22	“Change in Control” shall mean

(a)
a change in the ownership of the Bank or its sole shareholder, River Valley Bancorp (the “Holding Company”), which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Holding Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Holding Company. Such acquisition may occur as a result of a merger of the Holding Company or the Bank into another entity which pays consideration for the shares of capital stock of the merging Holding Company or Bank.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Holding Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Holding Company (or to cause a change in the effective control of the Bank or the Holding Company (within the meaning of subsection (b)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Holding Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Holding Company (or issuance of stock of the Bank or the Holding Company) and stock in the Bank or the Holding Company remains outstanding after the transaction.

(b)	a change in the effective control of the Bank or the Holding Company, which shall occur only on either of the following dates:

(i)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Holding Company.

(ii)
the date a majority of members of the Holding Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Holding Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Holding Company, the acquisition of additional control of the Bank or the Holding Company by the same person or persons is not considered to cause a change in the effective control of the Bank or the Holding Company (or to cause a change in the ownership of the Bank or the Holding Company within the meaning of subsection (a) of this section).

(c)
a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control event occurs under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to -

(i)	a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(iii)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(iv)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

For purposes of this subsection (c) and except as otherwise provided in paragraph (c)(i) above, a person’s status is determined immediately after the transfer of the assets.

(d)
For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or the Holding Company; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Bank or the Holding Company where the Bank or the Holding Company is the surviving corporation.

1.23
“Separation from Service” means with respect to a Director who is not also an employee of the Bank the good faith and complete termination of such Director’s relationship with the Bank as a member of its board of directors.  A Director who is also an employee of the Bank shall incur a “Separation from Service” only if he both incurs a good faith and complete termination of his relationship with the Bank as a member of its board of directors and has a “termination of employment;” provided, however, that the Director shall not be required to have a “termination of employment” if this Plan is not required to be aggregated with any other nonqualified deferred compensation plan of the Bank in which the Director participates as an employee under Section 409A of the Code.  For purposes of this section, a “termination of employment” means the termination of the individual’s employment with the Bank for reasons other than death or disability.  Whether a “termination of employment” takes place as determined based on the facts and circumstances surrounding the termination of the individual’s employment.  A “termination of employment” will be considered to have occurred if it is reasonably anticipated that:  (a) the individual will not perform any services for the Bank after the termination of employment, or (b) the individual will continue to provide services to the Bank at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve months of employment.

SECTION II

DEFERRED COMPENSATION

Commencing on the Effective Date, and continuing through the end of the Deferral Period, the Director and the Bank agree that the Director shall defer into his Elective Contribution Account up to one hundred (100%) percent of the monthly fees that the Director would otherwise be entitled to receive from the Bank for each month of the Deferral Period, with the total deferral during the term of the Deferral Period not to exceed the Director’s Projected Deferral.  The specific amount of the Director’s monthly Deferred Compensation shall be designated in the Director’s Joinder Agreement and shall apply only to compensation attributable to services not yet performed.

Except as otherwise provided below, a Director may elect to defer a portion of his Director Fees to be earned in a year by making an irrevocable election to do so before January 1 of that year.  If a Director is not otherwise eligible to participate in another individual account non-qualified deferred compensation plan, and he or she first becomes eligible to participate in this Agreement after January 1, 2005, the Director may irrevocably elect to defer a portion of his Director Fees to be earned by the Director in the same year (and after making the election) as long as the election is made within 30 days following the date the individual first becomes eligible to participate.  Thereafter, the timing of future deferral elections is governed by the second sentence of this paragraph.

SECTION III

ADJUSTMENT OF DEFERRAL AMOUNT

Deferral of the specific amount of fees designated in the Director’s Joinder Agreement shall continue in effect pursuant to the terms of this Agreement unless and until the Director amends his Joinder Agreement by filing with the Bank and the Administrator a Notice of Adjustment of Deferral Amount (Exhibit 13, of the Joinder Agreement). If the Bank increases the amount of fees earned by the Director, the Director can include such additional amounts in his monthly deferral, provided approval from the Board of Directors is obtained, by filing a Notice of Adjustment of Deferral Amount. A Notice of Adjustment of Deferral Amount shall be effective if filed with the Bank and the Administrator, at least thirty (30) days prior to any January 1st during the Director’s Deferral Period. Such Notice of Adjustment of Deferral Amount shall be effective commencing with the January 1st following its filing and shall be applicable only to compensation attributable to services not yet performed by the Director.

SECTION IV

RETIREMENT BENEFIT

4.1
Retirement Benefit. Subject to Subsections 4.3 and 5.1 (or 5.2) of this Agreement, the Bank agrees to pay the Director the Deferred Compensation Benefit commencing on the Director’s Benefit Eligibility Date. Such payments will be made over the term of the Payout Period. In the event of the Director’s death after commencement of the Deferred Compensation Benefit, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the annuity for the remainder of the Payout Period.

4.2
Disability Benefit.  Notwithstanding any other provision hereof, if requested by the Director and approved by the Board, the Director shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Association, that the Director has a medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (1) renders Director unable to engage in any substantial gainful activity or (2) entitles Director to income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Association.  If the Director's service is terminated pursuant to this paragraph and Board approval is obtained, the Director shall begin receiving the Disability Benefit annuity in lieu of any Deferred Compensation Benefit which is not available prior to the Director's Benefit Eligibility Date.  The annuity shall begin not more than thirty (30) days following the above-mentioned disability determination.  The amount of the monthly benefit shall be the annuitized value of the Director's Elective Contribution Account, measured upon such determination and payable over the Payout Period.  The Interest Factor shall be used to annuitize the Elective Contribution Account.  In the event the Director dies while receiving payments pursuant to this Subsection, or after becoming eligible for such payments but before the actual commencement of such payments, his Beneficiary shall be entitled to receive those benefits provided for in Subsection 5.l(a) or 5.2(a) and the Disability Benefits provided for in this Subsection shall terminate upon the Director's death.

4.3
Financial Hardship Benefit. In the event the Director incurs a Financial Hardship, the Director may request a Financial Hardship Benefit. Such request shall be either approved or rejected by the Bank in the exercise of its sole discretion. The Director will be required to demonstrate to the satisfaction of the Bank that a Financial Hardship has occurred and that the Director is otherwise entitled to a Financial Hardship Benefit in accordance with Subsections 1.14 and 1.15. If a Financial Hardship Benefit is approved, it shall be paid in a lump sum within thirty (30) days of the event which triggers payment. The balance of the Director’s Elective Contribution Account shall be reduced for any Financial Hardship Benefit distribution. Also, any subsequent Deferred Compensation Benefit annuity, Survivor’s Benefit annuity or Disability Benefit annuity shall be actuarially adjusted to reflect such distribution.

4.4
Removal For Cause. In the event the Director is removed for Cause at any time prior to reaching his Benefit Age, he shall be entitled to receive the balance of his Elective Contribution Account, measured as of the date of removal. Such amount shall be paid in a lump sum within thirty (30) days of the Director’s date of removal. All other benefits provided for the Director or his Beneficiary under this agreement shall be forfeited and the Agreement shall become null and void.

4.5
Change in Control.  If a Change in Control occurs prior to the Director’s Benefit Eligibility Date and the Director incurs a Separation from Service as of such Change in Control, Director shall be paid his Accrued Benefit hereunder in one lump sum on the effective date of the Change in Control.

SECTION V

DEATH BENEFITS

(Note that Subsection 5.1 and 5.2 are alternative Subsections. Only one (1) of these Subsections shall be applicable to the Director. The Director’s Joinder Agreement shall identify which of the two (2) Subsections is applicable to the Director.)

5.1
Death Benefit Prior to Commencement of Deferred Comnensation Benefit. In the event of the Director’s death prior to commencement of the Deferred Compensation Benefit, the Bank shall pay the Director’s Beneficiary a monthly amount for the Payout Period, commencing within thirty (30) days of the Director’s death. The amount of such benefit payments shall be determined as follows:

(a)
In the event death occurs (i) while the Director is receiving the Disability Benefit provided for in Subsection 4.2, or (ii) after the Director has become eligible for such Disability Benefit payments but before such payments have commenced, the Director’s Beneficiary shall be entitled to receive the Survivor’s Benefit for the Payout Period, reduced by the number of months Disability Benefit payments were made to the Director. In the event death occurs after the Director has received the Disability Benefit, provided for in Subsection 4,2, for the entire Payout Period, the Director’s Beneficiary shall not be entitled to the Survivor’s Benefit for any length of time. However, the lump sum payment described in the second paragraph of this Subsection (a) shall still be applicable to such Beneficiary.

If the total dollar amount of Disability Benefit payments received by the Director under Subsection 4.2 is less than the total dollar amount of payments that would have been received had the Survivor’s Benefit been paid in lieu of the Disability Benefit during the Director’s life, the Bank shall pay the Director’s Beneficiary a lump sum payment for the difference. This lump sum payment shall be made within thirty (30) days of the Director’s death.

(b)
In the event death occurs while the Director is (i) in the service of the Bank, (ii) deferring fees pursuant to Section II and (iii) prior for to any reduction or discontinuance, via an effective filing of a Notice of Adjustment of Deferral Amount, in the level of deferrals reflected in the Director’s initial Joinder Agreement, for any period during the Deferral Period, the Director’s Beneficiary shall be paid the Survivor’s Benefit.

(c)
In the event death occurs while the Director is (i) in the service of the Bank, (ii) deferring fees pursuant to Section II and (iii) after any reduction or discontinuance, via an effective filing of a Notice of Adjustment of Deferral Amount, in the level of deferrals reflected in the Director’s initial Joinder Agreement, for any period during the Deferral Period, the Director’s Beneficiary shall be paid a reduced Survivor’s Benefit, such amount being determined by multiplying the monthly payment available as a Survivor’s Benefit by a fraction, the numerator of which is equal to the total Board fees actually deferred by the Director as of his death and the denominator of which is equal to the amount of Board fees that would have been deferred as of his death, if no reduction or discontinuance in the level of deferrals had occurred at any time following execution of the Joinder Agreement and during the Deferral Period.

(d)
In the event the Director completes less than one hundred (100%) percent of his Projected Deferrals due to any voluntary or involuntary termination other than removal for Cause, the Director’s Beneficiary shall be paid a reduced Survivor’s Benefit, such amount being determined by multiplying the monthly payment available as a Survivor’s Benefit by a fraction, the numerator of which is equal to the total Board fees actually deferred by the Director and the denominator of which is equal to the Director’s Projected Deferral.

(e)
In the event the Director completes one hundred (100%) percent of his Projected Deferrals ,prior to any voluntary or. involuntary termination other than removal for Cause and provided no payments have been made pursuant to Subsection 4.2, the Director’s Beneficiary shall be paid the full Survivor’s Benefit.

5.2
Death Benefit Prior to Commencement of Deferred Compensation Benefit. In the event of the Director’s death prior to commencement of the Deferred Compensation Benefit, the Bank shall pay the Director’s Beneficiary a monthly amount determined as follows:

(a)
In the event death occurs (i) while the Director is receiving the Disability Benefit provided for in Subsection 4.2, or (ii) after the Director has become eligible for such Disability Benefit payments but before such payments have commenced, ‘the Director’s Beneficiary shall be entitled to receive a continuation of the Disability Benefit payments for the Payout Period, reduced by the number of months Disability Benefit payments were made to the Director. In the event death occurs after the Director has received the Disability Benefit, provided for in Subsection 4.2, for the entire Payout-Period, the Director’s Beneficiary shall not be entitled to the Survivor’s Benefit for any length of time. However, the lump sum payment described in the second paragraph of this Subsection (a) shall still be applicable to such Beneficiary.

If the total dollar amount of Disability Benefit payments received, collectively, by the Director under Subsection 4.2 and by the Director’s Beneficiary under this Subsection is less than the total dollar amount of payments that would have been received had the Survivor’s Benefit been paid in lieu of the Disability Benefit to such Director and to such Beneficiary, collectively, the Bank shall pay the Director’s Beneficiary a lump sum payment for the difference. This lump sum payment shall be made within thirty (30) days of the subsequent death of any other Director electing to participate in this agreement.

(b)
In the event death occurs while the Director is (i) in the service of the Bank, (ii) deferring fees pursuant to Section II and (iii) prior for to any reduction or discontinuance, via an effective filing of a Notice of Adjustment of Deferral Amount, in the level of deferrals reflected in the Director’s initial Joinder Agreement, for any period during the Deferral Period, the Director’s Beneficiary shall be paid the Survivor’s Benefit. Such Survivor’s Benefit shall be paid for the Payout Period and shall commence within thirty (30) days of the subsequent death of any other Director electing to participate in this Agreement.

(c)
In the event death occurs while the Director is (i) in the service of the Bank, (ii) deferring fees pursuant to Section II and (iii) after any reduction or discontinuance, via an effective filing of a Notice of Adjustment of Deferral Amount, in the level of deferrals reflected in the Director’s initial Joinder Agreement, for any period during the Deferral Period, the Director’s Beneficiary shall be paid a reduced Survivor’s Benefit, such amount being determined by multiplying the monthly payment available as a Survivor’s Benefit by a fraction, the numerator of which is equal to the, total Board fees actually deferred by the Director as of his death and the denominator of which is equal to the amount of Board fees that would have been deferred as of his death, if no reduction or discontinuance in the level of deferrals had occurred at any time following execution of the Joinder Agreement and during the Deferral Period. Such reduced Survivor’s Benefit shall be paid for the Payout Period and shall commence within thirty (30) days of the subsequent death of any other Director electing to participate in this Agreement.

(d)
In the event the Director completes less than one hundred (100%) percent of his Projected Deferrals due to any voluntary or involuntary termination other than removal for Cause, the Director’s Beneficiary shall be paid a reduced Survivor’s Benefit, such amount being determined by multiplying the monthly payment available as a Survivor’s Benefit by a fraction, the numerator of which is equal to the total Board fees actually deferred by the Director and the denominator of which is equal to the Director’s Projected Deferral. Such reduced Survivor’s Benefit shall be paid for the Payout Period and shall commence within thirty (30) days of the subsequent death of any other Director electing to participate in this Agreement.

(e)
In the event the Director completes one hundred (100%) percent of his Projected Deferrals prior to any voluntary or involuntary termination other than removal for Cause and provided no payments have been made pursuant to Subsection 4.2, the Director’s Beneficiary shall be paid the full Survivor’s Benefit. Such Survivor’s Benefit shall be paid for the Payout Period and shall commence within thirty (30) days of the subsequent death of any other Director electing to participate in this Agreement.

5.3
Additional Death Benefit - Burial Expense. In addition to the above-described death benefits, within thirty (30) days of the Director’s death, the Director’s Beneficiary shall be entitled to receive a one-time lump hum death benefit in the amount of Ten Thousand ($10,000.00) Dollars.

SECTION VI

BENEFICIARY DESIGNATION

The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VII

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Agreement. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VIII

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION IX

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION X

ACT PROVISIONS

10.1
Named Fiduciary and Administrator. Financial Institution Consulting Corporation, a Tennessee Corporation (“FICC”) shall be the Named Fiduciary and Administrator (the “Administrator”) of this Agreement. As Administrator, FICC shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.2
Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Bank and its Board shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Agreement or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Bank and its Board shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

SECTION XI

MISCELLANEOUS

11.1
No Effect on Directorship Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence of the Agreement. Pursuant to 12 C.F.R. § 563.39(b), the following conditions shall apply to this Agreement:

(1)
The Bank’s Board of Directors may remove the Director at any time, but any removal by the Bank’s Board of Directors other than removal for Cause shall not prejudice the Director’s vested right to compensation or other benefits under the contract. As provided in Section 4.4, the Director shall be paid the balance of his Elective Contribution Account in a lump sum within thirty (30) days of his removal in the event he is removed for Cause. He shall have no right to receive additional compensation or other benefits for any period after removal for Cause.

(2)
If the Director is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank’s obligations under the contract shall be suspended (except vested rights) as of the date of termination of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Director all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(3)
If the Director is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all non-vested obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the Director shall not be affected.

(4)	If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all non-vested obligations under the contract shall terminate as of the date of default.

(5)	All non-vested obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

(i)
by the Director or his designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in § 13(c) of the Federal Deposit Insurance Act; or

(ii)
by the Director or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, (i.e., the balance of his Elective Contribution Account), however, shall not be affected by such action.

11.2	State Law. The Agreement is established under, and will be construed according to, the laws of the State of Indiana.

11.3
Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

11.4
Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such, Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate. Except as provided above in this paragraph, when the Bank’s Board of Directors, in its sole discretion, determines that the Director is unable to manage his financial affairs, the Board may direct the Bank to make distributions to any person for the benefit of the Director.

11.5
Recovery of Estate Taxes. If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the Beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the Beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  To the extent permitted under Section 409A of the Code, in the event the Beneficiary has a liability hereunder, the Beneficiary may petition the Association for a lump sum payment in an amount not to exceed the Beneficiary’s liability hereunder.

11.6
Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. If the location of the Director is not made known to the Bank within three (3) years after the date on which any payment of the Deferred Compensation Benefit may be made, payment may be made as though the Director had died at the end of the three (3) year period. If, within one (1) additional year after such three (3) year period has elapsed, or, within three (3) years after the actual death of the Director, whichever occurs first, the Bank is unable to locate any Beneficiary of the Director, the Bank may fully discharge its obligation by payment to the Estate.

11.7
Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, neither the Bank, nor any individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

11.8	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the, masculine, feminine or neuter gender, whenever they should so apply.

11.9
Affect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

11.10
Suicide. Notwithstanding anything to the contrary in this Agreement, the benefits otherwise provided herein shall not be payable if the Director’s death results from suicide, whether sane or insane, within twenty-six (26) months after the execution of this Agreement. If the Director dies during this twenty-six (26) month period due to suicide, the balance of his Elective Contribution Account will be paid to the Director’s Beneficiary in a single payment. Payment is to be made within thirty (30) days after the Director’s death is declared a suicide by competent legal authority. Credit shall be given to the Bank for payments made prior to determination of suicide.

11.11	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

11.12
Reference to Controlled Group.  With respect to any benefit payable as a result of termination of or separation from employment, termination of or separation from employment shall be determined by reference to the Association and all members of any controlled group (determined under Section 414(b) of the Code) or trades or businesses under common control (determined under Section 414(c) of the Code) that includes the Association.

11.13
Restrictions on Payment to Key Employees.  To the extent the Director is a “key employee” (as defined in Section 416(i) of the Code determined without regard to paragraph (5) thereof) of a corporation whose stock is publicly traded on an established securities market or otherwise, within the meaning of Section 409A(a)(2)(B)(i) of the Code, no distribution of benefits that are made upon a Separation from Service and that represent payment of deferred compensation that is subject to 409A of the Code may commence before the date which is six months after the Director’s date of Separation from Service (or, if earlier, the date of the Director’s death); provided, however, that the six (6) month delay required under this Section 11.13 shall not apply to the portion of any payment resulting from the Director’s “involuntary separation from service” (as defined in Treas. Reg. § 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A-1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the Separation from Service occurs, and (b) does not exceed two times the lesser of (i) the Director’s annualized compensation for the year prior to the year in which the Separation from Service occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code.  In the event this Section 11.13 is applicable to a Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified in this Plan.

SECTION XII

AMENDMENT/REVOCATION

This Agreement shall not be amended, modified or revoked at any time, in whole or part, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer serving the Bank as a member of the Board.  Notwithstanding anything to the contrary in this Section XII, the present value of each Director’s benefit shall be distributed immediately in a lump sum if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that termination of this Agreement was effected through an irrevocable action taken by the Bank and provided further that all distributions are made no later than twelve (12) months following such termination of the Agreement and that all the Bank's arrangements which are substantially similar to the Agreement are terminated so all Directors and any participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in each Director's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Agreement does not occur proximate to the downturn in the financial health of the Bank and provided further that the Bank does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

For purposes of this Article XII, “present value” shall be calculated in accordance with Section 280G(d)(4) of the Code.

SECTION XIII

EXECUTION

13.1	This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

13.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be amended and restated this 20th day of November, 2007.

RIVER VALLEY FINANCIAL BANK

By:	/s/ Matthew P. Forrester

President, CEO
(Title)